Exhibit 99.1

Media Contact

Kate Gundry

Pluck

617.797.5174

plugpower@pluckpr.com

Plug Power Increases Full-Year 2018 Revenue Guidance

Latham, NY — October 16, 2018 — Plug Power Inc. (NASDAQ: PLUG), a leading provider of energy solutions that change the way the world moves, today increased its revenue guidance for the full-year of 2018 due to continued traction in the market and ongoing development of its business pipeline.

For the full year of 2018, Plug Power has increased gross revenue guidance to between $175 million and $190 million (1). This compares to the previously forecasted revenue range of $155 million to $180 million.

Chief Executive Officer Andy Marsh stated, “As a result of continued domestic and international growth across our lines of business paired with a strong deal pipeline, we are increasingly optimistic as we close out the year.  This momentum in our pipeline also bodes well as we move into 2019.  We are finalizing our fourth quarter delivery schedule and will be able to provide more insight in our upcoming third quarter earnings call.”

(1) Reconciliation of GAAP measures to Non-GAAP measures

Gross revenue represents a non-GAAP accounting measure because it excludes charges for customer common stock warrants.  The most directly comparable GAAP term is revenues, which is net of any customer common stock warrant charges.  Historically the Company has not provided guidance for revenues including these charges given the variability of the fair value of the customer common stock warrants and their correlation to the capital markets which is difficult to predict.  For basis of comparison on the Company’s updated guidance for gross revenues to revenues, the Company assumed similar run rates for first half of 2018 for customer common stock warrant charges.

2018 FY Forecast ($’s in millions)	PREVIOUS		UPDATED

NET REVENUE	144	166	161	175

ADD: CUSTOMER COMMON STOCK WARRANT CHARGES*	11	14	14	15

GROSS REVENUES	155	180	175	190

* Assumes similar rate as first half 2018.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s

GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. Learn more at www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about our expectations regarding full year and third and fourth quarter 2018 revenue, gross margin and EBITDAS, achieving EBITDAS breakeven in 2018, achieving positive EBITDAS in 2019, achieving positive cash flow in 2019, the impact of new lease accounting standards to the Company’s historical or ongoing GAAP income statement, and the effects of growth, cost-reduction efforts and the Company’s potential expansion into new markets.

Investors are cautioned that such statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available; our ability to obtain financing arrangements to support the sale or leasing of our products and services to customers; the ability to achieve the forecasted gross margin on the sale of our products; the volatility of our stock price; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that a loss of one or more of our major customers could result in a material adverse effect on us; the cost and availability of fuel and fueling infrastructures for our products; the risk of elimination of government subsidies and economic incentives for alternative energy products; the risk of potential losses related to any product liability claims or contract disputes; competitive factors, such as price competition and competition from traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;  the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risks related to the use of flammable fuels in our products; our ability to protect our intellectual property; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large scale commercial basis; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; market acceptance of our products and services, including GenDrive units; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully market, distribute and service our products and services internationally; our ability to improve system reliability for our products; our ability to maintain an effective system of internal controls; our ability to attract and maintain key personnel; the risks associated with potential future acquisitions; the cost of complying with current and future federal, state and international governmental regulations; the effect that convertible debt securities settled in cash may have on our reported financial results, the effect that convertible note hedge transactions may have on the value of our common stock, and other risks and uncertainties referenced in our public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in our public filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.

SOURCE: PLUG POWER